Exhibit 99.1

Entercom Communications Corp.
Reports Record First Quarter 2004 Results
Net Income Per Share Increases 28%

(Bala Cynwyd, Pa. April 27, 2004) Entercom Communications Corp. (NYSE: ETM) today reported record financial results for the quarter ended March 31, 2004. Net income per share increased 28% to $0.23 per share from $0.18 per share in the prior year.

For the first quarter as compared to the prior year:

•                  Net revenues increased 7% to $87.0 million.

•                  Same station net revenues increased 6% to $87.0 million.

•                  Same station operating expenses increased 3% to $54.5 million.

•                  Same station operating income increased 10% to $32.5 million.

•                  Free cash flow increased 40% to $21.5 million.

•                  Net income per share increased 28% to $0.23.

The Company’s net revenues, station operating income, net income per share and free cash flow represent record highs for first quarter results.

David J. Field, President and Chief Executive Officer stated, “We are very pleased with our record-breaking results as we delivered strong growth in net revenues and station operating income, and grew our net income per share and free cash flow by 28% and 40%, respectively.  In addition, our future prospects continue to improve, driven by a number of recent positive developments, including our newly announced acquisitions in Indianapolis, Providence and Buffalo, encouraging progress with our sales and brand initiatives, and improving business conditions.”

During the first quarter the Company announced two acquisitions:  WNSA-FM in Buffalo, which will expand the Company’s market-leading Buffalo cluster and WWRX-FM in Providence, RI, which the Company began operating on April 16th with a sports talk format utilizing selected programming of WEEI-AM in Boston, one of the nation’s leading sports talk stations.  Entercom has filed with the FCC for a change in call letters from WWRX-FM to WEEI-FM. Both of these transactions, which are subject to appropriate approvals, are expected to close late in the second quarter.

On April 22, 2004, Entercom announced the signing of a definitive agreement to purchase the assets of three radio stations, WZPL-FM, WTPI-FM and WXNT-AM, in Indianapolis for $73.5 million from Indianapolis-based MyStar Communications Corporation.   Indianapolis is the nation’s 31st largest market ranked by radio revenues and the 41st largest by Arbitron population size. Entercom expects to commence operations of these stations under a time brokerage agreement in June.  The transaction is subject to regulatory approvals and final closing is expected in the third quarter.

As of March 31, 2004, the Company had $28 million in cash and cash equivalents. The Company had outstanding $228 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.

Second Quarter Guidance

For the second quarter of 2004, based on the current business outlook, the Company expects to report an increase in same station net revenues of 6% to approximately $114 million and an increase in same station operating expenses of 5% to approximately $62.5 million.  This guidance would result in second quarter net income per share of $0.44 - $0.45 vs. $0.37 in the prior year.   The second quarter’s expense growth rate is higher than past quarters due to timing of certain projects and brand investments.   The Company expects to report same station operating expense growth of 4% or less in the second half of the year.

For purposes of same station comparisons, last year’s same station second quarter net revenues were $107.6 million and station operating expenses were $59.3 million.  Prior year same station results are available on the Company’s website.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on April 27, 2004 at 10:00 AM Eastern Time.   The public may access the conference call by dialing 888-323-2711.  A replay of the conference call will be available through May 3, 2004 by dialing 800-947-6436.  A webcast of the conference call will be available beginning 48 hours after the call on the Company’s website for a period of one week.  The Company’s website is located at www.entercom.com.

The Company is the nation’s fourth largest radio broadcaster, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes Barre/Scranton, Gainesville-Ocala, and Longview/Kelso, WA.

Certain Definitions

All references to per share data, unless stated otherwise, are presented as per diluted share.

With the adoption of Regulation G by the SEC, Station Operating Income replaces Broadcast Cash Flow as the metric used by management to assess the performance of our stations. The Company calculates Station Operating Income in the same manner as Broadcast Cash Flow.

It is important to note that Station Operating Income, Same Station Net Revenues, Same Station Operating Expenses, Same Station Operating Income and Free Cash Flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station Operating Income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free Cash Flow consists of operating income (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same Station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the Same Station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Entercom First Quarter 2004

Earnings Release

	Three Months Ended March 31,
	2004	2003
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$87,038	$80,995

Station Operating Expenses	54,523	51,380
Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of $145 and $93 for the Three Months Ended March 31, 2004 and 2003, respectively	3,708	3,537
Depreciation and Amortization	4,002	3,457
Time Brokerage Agreement Fees	—	602
Net Loss on Sale of Assets	31	76

Operating Income	24,774	21,943

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $244 and $320 for the Three Months Ended March 31, 2004 and 2003, respectively	4,818	5,337
Financing Cost of Convertible Preferred Securities	—	1,953
Interest Income	(66)	(290)
Net Loss (Gain) on Derivative Instruments	330	(65)
Total Other Expense	5,082	6,935

Income Before Income Taxes	19,692	15,008
Income Taxes	7,728	5,684
Net Income	$11,964	$9,324
Net Income Per Share - Basic	$0.23	$0.19
Net Income Per Share - Diluted	$0.23	$0.18

Weighted Common Shares Outstanding - Basic	51,489	49,870
Weighted Common Shares Outstanding - Diluted	52,082	50,478

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$1,726	$3,465
Income Taxes Paid	$1,185	$10

SELECTED BALANCE SHEET DATA

	March 31,
	2004	2003
Cash and Cash Equivalents	$27,911	$51,254
Working Capital	21,118	65,657
Total Assets	1,581,367	1,564,751
Senior Debt	227,790	272,493
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	1,045,681	899,350

OTHER FINANCIAL DATA

	Three Months Ended March 31,
	2004	2003
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$87,038	$80,995
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	1,360
Same Station Net Revenues	$87,038	$82,355

Station Operating Expenses - Reconciliation of Same Station Operating Expenses to GAAP:
Station Operating Expenses as Reported	$54,523	$51,380
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	1,376
Same Station Operating Expenses	$54,523	$52,756

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$24,774	$21,943
Corporate General and Administrative Expenses	3,708	3,537
Depreciation and Amortization	4,002	3,457
Time Brokerage Agreement Fees	—	602
Net Loss on Sale of Assets	31	76
Station Operating Income	32,515	29,615
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	(16)
Same Station Operating Income	$32,515	$29,599

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$11,964	$9,324
Depreciation and Amortization	4,002	3,457
Deferred Financing Costs Included in Interest Expense	244	320
Non-Cash Compensation Expense	145	93
Net Loss on Sale of Assets	31	76
Net Loss (Gain) on Derivative Instruments	330	(65)
Income Taxes	7,728	5,684
Capital Expenditures	(1,726)	(3,465)
Taxes Paid	(1,185)	(10)
Free Cash Flow	$21,533	$15,414

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$24,774	$21,943
Depreciation and Amortization	4,002	3,457
Non-Cash Compensation Expense	145	93
Interest Expense, Net of Interest Income and Deferred Financing Costs	(4,508)	(6,680)
Capital Expenditures	(1,726)	(3,465)
Net Loss on Sale of Assets	31	76
Taxes Paid	(1,185)	(10)
Free Cash Flow	$21,533	$15,414

Prior Year’s Data For Second Quarter Reconciliation of Prior Year’s Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported		$107,632
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		15
Same Station Net Revenues		$107,647

Reconciliation of Prior Year’s Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported		$59,748
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		(456)
Same Station Operating Expenses		$59,292